SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 8, 2005

GRUBB & ELLIS COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-8122	94-1424307
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
formation)

2215 Sanders Road, Suite 400, Northbrook, Illinois 60062
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (847) 753-7500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 3.02 Unregistered Sale of Equity Securities.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     On March 8, 2005, Grubb & Ellis Company (the “Company”) issued a press release announcing that the Board of Directors had named Mark E. Rose as the Company’s Chief Executive Officer, effective immediately. Accordingly the Company has entered into an employment agreement with Mr. Rose, effective as of such date (the “Employment Agreement”), pursuant to which Mr. Rose will serve as the Company’s Chief Executive Officer for a term of three (3) years and shall also serve on Company’s Board of Directors.

     Under the Employment Agreement, Mr. Rose shall be paid a base salary of Five Hundred Thousand Dollars ($500,000) per annum, and shall be eligible to receive annual performance-based bonus compensation; which, only for the first year of the term, is guaranteed and shall be no less than Seven Hundred Fifty Thousand Dollars ($750,000). The Company also agreed to pay Mr. Rose a sign-on bonus of approximately Two Million One Hundred Thousand Dollars ($2,100,000), which shall be subject to repayment by Mr. Rose, in whole or in part, under certain circumstances as set forth in the Employment Agreement.

     In addition, upon the entering into of the Employment Agreement the Company granted to Mr. Rose non-qualified stock options, exercisable at the then current market price, to purchase up to five hundred thousand (500,000) shares of the Company’s common stock. Mr. Rose is also entitled to receive during the term of the Employment Agreement annual stock grants of Seven Hundred and Fifty Thousand Dollars ($750,000) worth of restricted shares of the Company’s common stock at the per share price that is equal to the then current market price of the Company’s common stock on the date immediately preceding the grant date. The issuance of the restricted shares of common stock to Mr. Rose is exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, as it constitutes a transaction by an issuer not involving a public offering. Both the stock options and all restricted shares of common stock vest ratably over three (3) years, subject to acceleration (in whole or in part) under certain circumstances. Upon implementation of a long term incentive plan, as currently contemplated by the Company, Mr. Rose shall be entitled to participate in such plan, subject to terms and conditions to be determined by the Board of Directors of the Company.

     Since 2003, the Company has not had a Chief Executive Officer, but instead has been managed by its senior management team of Maureen Ehrenberg, President of Global Client Services, Bob Osbrink, President of Transaction Services, and Brian Parker, Executive Vice President and Chief Financial Officer. Each of Ms. Ehrenberg, Mr. Osbrink and Mr. Parker will continue with the Company in their current positions and will report directly to Mr. Rose.

     Prior to his joining the Company, Mr. Rose, who is 41 years old, was with Jones Lang LaSalle and its predecessor firms for the past 12 years. He was appointed Jones Lang LaSalle’s Chief Innovation Officer in 2000, and became their Chief Financial Officer of the Americas in 2002. Since 2003, Mr. Rose had been Jones Lang LaSalle’s Chief Operating Officer of the Americas while continuing in the position of Chief Financial Officer.

     The foregoing is only intended to be a summary of the terms of the Employment Agreement, and is not intended to be a complete discussion of such document. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Employment Agreement, which is annexed as an Exhibit to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(c)	The following are filed as Exhibits to this Current Report on Form 8-K:

	10.1	Employment Agreement, dated as of March 8, 2005, by and between Mark E. Rose and Grubb & Ellis Company.

	99.1	Press Release issued by Grubb & Ellis Company on March 8, 2005.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized and caused the undersigned to sign this Report on the Registrant’s behalf.

GRUBB & ELLIS COMPANY
By:	/S/ Brian D. Parker
Brian D. Parker
Chief Financial Officer

Dated: March 11, 2005